Exhibit 99.2

Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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MANAGEMENT DISCUSSION SECTION

Operator:  Greetings, and welcome to the Lexington Realty Trust First Quarter 2008 Earnings Conference Call. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Lisa Soares, Investor Relations for Lexington Realty Trust. Thank you, Ms. Soares. You may begin.

Lisa Soares, Investor Relations

Thank you, Jerry. Hello and welcome to the Lexington Realty Trust first quarter conference call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure, in accordance with Regulation G requirements. If you do not receive a copy, these documents are available on Lexington’s website at www.lxp.com, in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can access in the same section.

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today’s press release and from time to time in Lexington’s filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.

With us today from management are Will Eglin, Chief Executive Officer and President; Robert Roskind, Chairman; Patrick Carroll, Chief Financial Officer; Natasha Roberts, Executive Vice President and Director of Real Estate Operations, and other members of management.

I would like to turn the call over to Will for his opening remarks.

T. Wilson Eglin, President, Chief Executive Officer and Chief Operating Officer

Thanks, Lisa, and welcome to all of you and thank you for listening in to our first quarter conference call. We are pleased to report that our results for the first quarter of 2008 showed our continued progress on a number of our key initiatives during a time of continuing uncertainty in the capital markets. For the quarter, our reported funds from operations were $0.42 per share. However, we believe it is more appropriate to focus on the adjusted FFO per share number of $0.38, which excludes $0.04 per diluted share unit of gains, losses and one-time expenses, which are detailed in the earnings release.

From an investment standpoint, it was a very quiet quarter, with activity limited to repurchasing a 100 million of exchangeable notes at a discount. That being said, we see greater opportunities in our acquisition pipeline compared to last quarter and last year at this time and we believe that favorable opportunities will arise over the balance of the year. We hope to capitalize on these opportunities in our existing joint venture with Inland and with other potential joint venture partners. We continued to improve Lexington’s financial flexibility as we reduced the overall debt in the quarter by 320 million and ended the quarter with a 165 million of cash. And our $200 million bank lines continue to be fully available.

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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Our diversified portfolio of business lines includes an investment in Concord Debt Holdings, which invests in real estate, loan assets and debt securities, and we expect this investment to yield about 10% this year. We are pleased to report that Concord does not have any non-performing loans in its portfolio. Even so, we took a charge of $2.5 million for the mark-to-market of bonds, and this was offset by a gain from repurchasing CDO bonds at a discount. We do not plan to commit significant additional equity to Concord at this time, but rather we will focus our activities on recycling capital in order to enhance our returns. We also can use available bank lines and third-party capital to grow Concord.

Moving on to our joint venture programs, in the first quarter, we had our second closing with Inland on 270 million of specialty single-tenant real estate assets into our co-investment program. We have a final closing scheduled, subject to closing conditions, for 65 million of additional properties that we expect will bring total assets of this joint venture to roughly 740 million. We remain very optimistic about our opportunities to grow this program. We and Inland have committed an aggregate of an additional 150 million of capital to make new investments, and assuming 60% leverage, this equates to approximately 400 million of buying power.

We also believe that as part of our comprehensive strategy to maximize value, pursuing and executing well on our divesture program is very important. And to that end, during the first quarter we completed three sales for 124.1 million of proceeds at a cap rate of 6.5%. We continue to be highly disciplined from a pricing perspective, and as a result, we believe that disposition activity over the balance of the year will total 50 to 75 million.

On the leasing front, we had another highly successful quarter, with 24 leases executed for 1.2 million square feet. And we expect greater leasing activity in the second quarter. Early in the second quarter, we announced an important transaction regarding our office property in Baltimore, Maryland, which generated 27.1 million of lease termination revenue and allowed us obtain fee title to ground that we previously leased. It will take time for our leasing efforts to bring occupancy at this property to a high level once Legg Mason vacates this building next September. But our asset repositioning initiatives, which include construction of a new parking garage, refurbishment of the building lobby and redesign of the plaza surrounding the building, should create greater interest in the property and create for us an opportunity to lease it at greater speed and at more attractive rents than we otherwise would obtain.

Now, I will turn the call over to Pat Carroll, our CFO, who will take you through our results in more detail.

Patrick Carroll, Executive Vice President, Chief Financial Officer and Treasurer

Thanks, Will. Results of operations in Q1 ‘08 include the impact of the acquisition of the properties in our four co-investment programs in the second quarter of ‘07, and the formation of co-investment program with Inland in the fourth quarter of ‘07. These are the primary drivers of all fluctuations between comparable periods. During the quarter, Lexington had gross revenues of a $107.6 million, which was comprised primarily of lease rents and tenant reimbursements. Under GAAP, we are required to recognize revenue on a straight-line basis over the non-cancelled lease term, plus any periods covered by our bargain renewal options. In addition, the amortization of above- and below-market leases are included directly in to rental revenue. In the quarter, cash rents were in excess of GAAP rents by about $5.1 million, including the effect of the above- and below-market leases. We have also included in the supplement, on page 37, our estimates of both cash and GAAP rents for the remainder of 2008 through 2012.

Quarterly G&A increased approximately 2.3 million, compared to the same quarter last year. The primary drivers for this increase are 2 million in separation costs and 1 million in joint venture coordination costs. G&A is typically higher in the first quarter compared with quarters 2 through 4,

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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because we recognize all the expenses relating to trustee compensation and a larger portion of common share vesting in first quarter. These are now approximately $1.2 million in first quarter of ‘08. On a stabilized basis we take these items out, our G&A was approximately $700,000 less than the first quarter of 2007 and our estimates for recurring G&A for 2008 is approximately $30 million.

In addition, the provision for income taxes included a non-cash charge of about $800,000 relating to a merger of a taxable re-subsidiary that we owned into the company. We did the merger as the TRS sold its last property to the Inland joint venture and therefore, we had no reason to continue to operate it in a taxable vehicle. The gains on sales to affiliates represents the gain recognized on our sale of properties to our co-investment program with Inland. And debt satisfaction gains represents a $12.6 million gain that we recognized on the repurchase of our exchangeable notes, offset by the write-off of applicable loan costs of retired debt, capitalized on costs of retired debt.

Now turning to the balance sheet, we believe it continues to be in good shape. We had 165 million of cash at quarter-end, including cash classified as restricted. Restricted cash balances relate to monies held with qualified intermediaries to complete potential tax-free exchanges. At quarter end, we had about 2.7 billion of debt outstanding, including $14 million in debt on properties held for sale, which had a weighted average interest rate of about 5.7%. Included in intangibles is the allocation of the purchase price of the properties related to in-place and above-market leases in customer relationships, in accordance with FAS 141. Also, we have approximately 191 million in below-market lease liabilities, included in properties held for sale that meet the definition of “held for sale” are the definition of properties that meet the definition of “held for sale.”

The liabilities and discontinued operations of 14 million related to long-term debt and 24 million in the below-market leases. The significant components of other assets and liabilities are included on page 28 of the supplement. During the quarter ended March ‘08, the company capitalized approximately 6.5 million in lease costs and about 3 million in CapEx cost. Also, as of March 31st, we have only 22.6 million in mortgages in churn during the reminder of ‘08, at a weighted average interest rate of 7%.

Now I would like for Natasha Roberts, Executive Vice President and Director of Real Estate Operations, to discuss our leasing and expansion activity. Natasha?

Natasha Roberts, Executive Vice President and Director of Real Estate

Thanks, Pat. As of March 31, 2008, after selling three properties for 124 million during the first quarter and including the 45 properties that are held in joint venture, our portfolio totaled approximately 49 million square feet. We had strong activity, with 24 leases executed or extended in the quarter. This led to an occupancy level of approximately 95.2% at quarter-end. And tenant interest in renewing expiring leases remains solid and is largely unchanged from last quarter.

We expect to remain at or above our current occupancy levels through 2008. Let me now provide some additional detail of the 24 leases we signed in the first quarter, representing approximately 1.2 million square feet. Out of the 24 leases, 10 were new, and accounted for about 124,000 square feet, and 14 were renewals or extensions, which accounted for about 1.1 million square feet. Three leases totaling approximately 514,000 square feet expired during the quarter and were not renewed. Subsequent to the close of the quarter on March 31, 2008, we have executed leases totaling approximately 600,000 square feet and currently negotiating 7 new leases and 9 lease extensions, totaling approximately 1.5 million square feet.

In addition to our leasing activities, growth in our portfolio comes from our existing tenants through building expansions. We are currently expanding approximately 160,000 square feet at four locations and we have one other potential expansion project in discussion that is estimated at 60,000 square feet. Our lease with Boeing, in Herndon, Virginia, is scheduled to expire this quarter,

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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but we are in negotiations with the new tenants for the entire space and we fully expect continuous occupancy for this 159,000-square foot office building. In the third quarter of 2008, our lease with Citigroup in the Associates First building in Irvine, California expires. This 136,000-square foot office data center is mostly subleased and we have been able to negotiate extensions with some of the subtenants, providing us with a building that, as of today, will be 41% leased upon expiration of the Citigroup lease.

In the fourth quarter, our leases with Raytheon on a 480,000-square foot office building and a 200,000 square-foot industrial building, both in Long Beach, California, will expire. The office building is largely subleased and we have able to negotiate lease extensions with some of the subtenants. As of today, it is expected that on expiration of the Raytheon lease, the office building will be approximately 70% leased. We are working with local leasing brokers and we remain optimistic that we will be able to fully lease these properties.

So far this year, our tenant improvement allowances for office space have ranged from zero to $15 per square foot for renewing tenants to 20 to $40 per square foot for new tenants. Our tenant improvement allowances for industrial space have ranged from 0 to $1.50 per square foot for a renewing tenant to $1 to $3 per square for a new tenant. Lease and commissions range from 0 to 4.5% per renewing lease and 4.5 to 6.75% for a new lease. We have budgeted 7 million in tenant improvement and leasing cost for the balance 2008, 20 million for 2009 and 25 million for 2010.

Last week, we announced an important transaction involving our office property at 100 Light Street in Baltimore, Maryland, which generated 27.1 million of lease termination revenue and allowed us to obtain a fee title to the ground that we previously leased. These steps were important with respect to our leasing efforts and asset repositioning initiatives, which include the construction of a new parking garage, refurbishment of the building lobby, and a redesign of plazas surrounding the building. It was a transaction that we have been working on for some time and it was good to bring closure to the uncertainty of The Traveler’s lease expiration and begin to implement the steps that will allow us to create additional value in this asset.

Construction of the parking garage is on-schedule for completion at year-end. This new 10-story parking garage located adjacent to 100 Light Street will add approximately 530 parking spaces and 10,000 square feet of ground-floor retail, bringing the parking ratio of 100 Light Street to 1.6 per thousand, which is in line with comparable class A buildings in the market. The retail space has been generating interest from a number of users, however, no leases have been signed to date. Colliers Pinkard has been awarded the leasing assignment and together we are formulating a marketing plan. We have engaged Windermere Property Management to manage the property on our behalf and have engaged an architect and a civil engineer to devise plans for the lobby renovation and the redesignment of the plaza.

We have budgeted $22 million that we are planning to invest in this building over the next 12 months. Upon the Legg Mason lease expiration in 2009, the property is expected to be 23% lease, assuming no additional leasing prior to expiration. We believe that we can get the building to at least 50% leased prior to end of next year.

Now I will turn the call back over to Will.

T. Wilson Eglin, President, Chief Executive Officer and Chief Operating Officer

Thanks, Natasha. Overall, we believe Lexington is well positioned strategically and from a capital perspective. Our leasing activity continues to be our greatest area of focus and we are making very good progress each quarter, especially in significant assets such as the Associates First building, the Raytheon building and 100 Light Street. We believe that our balance sheet continues to be in

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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good shape with acceptable leverage, limited near-term refinancing exposure and sufficient liquidity and, in fact, we now only have about 22 million of debt maturing in 2008.

We also have a strong financial capacity to act on investment opportunities and this consists of the cash on our balance sheet, our untapped credit lines, our joint venture equity commitment from Inland, and also long-standing relationships with other private investors, property sales, especially in our retail portfolio, where we have about 16 buildings under letter of intent or contract to sell. And in addition, we are continuing to pay down our debt pretty quickly. And we would amortize about a 187 million of mortgage debt through 2013, just from regular payments. Over the balance of the year, we do expect to become an active acquirer of properties, mainly through joint ventures. And we believe our joint venture capital and our own financial resources puts us in a strong position relative to our competition.

We have an established joint venture with Inland and are optimistic that we can begin another program later this year with another institutional investor. Our current expectation on guidance is for funds from operations per share to be in the range of $1.56 to $1.64 in 2008. This range does not include items that should be considered non-recurring, included as non-recurring in our minds, is revenue from the 100 Light Street lease-termination transaction, which adds about $0.20 to EPICA per share this year, and other one-time items.

Operator, that ends our formal remarks. I will turn it over to you to conduct the question-and-answer session.

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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QUESTION AND ANSWER SECTION

Operator:  Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Thank you. Our first question comes from the line of John Guinee with Stifel Nicolaus. Please proceed with the question.

<Q – John Guinee>: Yes. Nice job. Will, does your guidance take into effect the Legg Mason, the reduction in the lease in the second, third and fourth quarter per your 100 Light Street deal?

<A – T. Wilson Eglin>: Yes.

<Q – John Guinee>: Okay. And then on, Pat, on page 37, 38, does your cash GAAP numbers also take into effect 100 Light?

<A – Patrick Carroll>: Yes.

<Q – John Guinee>: Brilliant. All right, thanks a lot.

<A>: Thank you.

Operator:  Thank you. [Operator Instructions] Our next comes from the line of Sheila Mcgrath with KBW. Please proceed with your question.

<Q – Sheila Mcgrath>: Hi. Yes, Will, I was wondering if you could review with us on 100 Light Street, you said it is going to be 23% occupied in September ‘09. Are you, are there any prospects right now for the balance of the space, or is there any leasing activity?

<A – T. Wilson Eglin>: Not presently. The 23% consists of tenants that are already in the building.

<Q – Sheila Mcgrath>: Okay.

<A – T. Wilson Eglin>: So our expectation and hope is that between now and the end of next year, we can move the building to around 50% leased, not that every tenant would have been moved in by then, but that is the target that we are working toward.

<Q – Sheila Mcgrath>: Okay. And can you remind us how much the parking garage, the cost of the parking garage?

<A – T. Wilson Eglin>: About 20 million.

<Q – Sheila Mcgrath>: Okay. And is that going to be exclusively for 100 Light Street tenants, or is it going to be a public garage?

<A – T. Wilson Eglin>: Exclusively for the building.

<Q – Sheila Mcgrath>: Okay. And then, if you could just -- if Natasha could just repeat what the guidance on the CapEx on an annual basis. I think she went through ‘09, 2008-09, but I did not get it.

<A – T. Wilson Eglin>: We talked about leasing cost commissions and TI and our budget is 20 million for 2009 and 25 million.

<A – Natasha Roberts>: 25 million for the following year.

<Q – Sheila Mcgrath>: Okay, great. All right, thanks.

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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Operator:  Thank you. Our next question comes from the line John Guinee with Stifel Nicolaus. Please proceed with your questions.

<Q – John Guinee>: Hi. Sorry I forgot to ask this. Will, as you well know, sometimes it is better to go at it alone and try to lease up these vacant buildings when the lease rolls out and sometimes it is better just to sell the dream to someone else. How is the market right now in terms of selling the dream on some of these vacant buildings versus trying to do it as a, sort of a remote owner/operator?

<A – T. Wilson Eglin>: My view is that now is not necessarily a great time to sell anything. I think we were successful selling assets at some good prices in first quarter. So I think the steps that we are taking on Light Street will allow us the optionality between now and when the Legg lease expires to consider other ways to re-capitalize the asset, which could include a joint venture with someone. But I do not think right now we should be committed to selling the dream, absent making a little more progress. As we get toward the end of next year and we have the garage finished and we have established and clarified our plans with respect to how we reposition the building plaza and all those aspects of creating a more desirable facility, I think we will have a better dream, potentially to sell to somebody.

<Q – John Guinee>: How about the Citi building in Irvine, or Raytheon or metro Texas, any of those?

<A – T. Wilson Eglin>: No. Our plan is to continue to make progress on the front there. We are always open-minded if someone is willing to pay us more for the leasing opportunity, then we have seen our own ability to add value. I will say that we did sell an empty building this quarter in Walnut Creek and there we got a price of about $275 a foot, which we thought was quite good for an empty building.

<Q – John Guinee>: Sold the dream.

<A>: Absolutely.

<Q – John Guinee>: All right, thanks.

<A>: Yep.

Operator:  [Operator Instructions]. Our next question comes from the line of Tony Paolone. Please proceed with your question.

<Q – Anthony Paolone>: All right, thanks. First, on the guidance, what 1Q number is being used in the guidance range? Is it the 42 or the 38?

<A>: 38.

<Q – Anthony Paolone>: Okay. And then on 100 Light Street, the CapEx was $22 million, I think mentioned, Natasha, on that for the next 12 months. It sounds like that is just the garage and maybe some other stuff?

<A – Natasha Roberts>: That is not the parking garage. That is actually the plaza and the lobby.

<Q – Anthony Paolone>: Okay. And so then the garage would be 20 on top of that?

<A>: That is correct.

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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<A – Natasha Roberts>: Definitely, yes.

<Q – Anthony Paolone>: Okay. Where do you think market rents are for that asset?

<A – Natasha Roberts>: 28 to $30 gross.

<Q – Anthony Paolone>: And what would operating expenses look like, either per square foot or for the whole property?

<A – Natasha Roberts>: I believe they have been running in the 12 to $14 per square foot range and we are working on bringing those down.

<A>: We think we can do a little bit better job managing than what has being done there recently.

<Q – Anthony Paolone>: Okay. And so then, the 0.5 million a month, I think that was cited in the press release there, that just assumes the 23%, roughly? That would be the NOI monthly coming off of a 23% occupied building?

<A>: No. That is through 2009, including Legg Mason. It is a direct lease to us now.

<A – Natasha Roberts>: The building is currently 98% leased.

<Q – Anthony Paolone>: Okay. Got it. And then, in the land, I think you said market value is $16 million in the press release. Does that have to flow through or hit income statement or anything like that, or how does that trade work?

<A>: That actually goes through the income as additional income of $16 million, yes.

<Q – Anthony Paolone>: Okay. And so, just for optics, then, in 2Q, it sounds like you will get a big lease term fee plus the 16 million?

<A>: Yeah, that is right. And then we have a write-off of the above market lease of 18.4 million. So, the Q2 FFO pop from this is roughly $23 million, from this transaction.

<Q – Anthony Paolone>: Okay. Got it. And then, on the leasing front, looking at ‘08, ‘09 expirations in the deals that have options. Have any more, have any of those tenants exercised their options already?

<A>: You mean in this quarter?

<Q – Anthony Paolone>: Just whenever that you know about that we would kind of look out that are on the expiration list that we know are going to renew with an option.

<A>: That would have showed up as an extended maturity in the supplemental.

<Q – Anthony Paolone>: Okay.

<A>: So, subsequent to quarter end, the answer is no.

<Q – Anthony Paolone>: Okay. And what was, I think you may have mentioned this and I missed it, the CapEx spent on leasing in the first quarter?

<A>: Yeah, the lease costs were about 6.8 million and the CapEx was roughly 3 million.

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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<Q – Anthony Paolone>: And that 3 million is all non-revenue producing, sort of maintenance and...?

<A>: That is exactly right.

<Q – Anthony Paolone>: Okay. And those two numbers combined would be equivalent to the budgeted numbers you gave out, Natasha, for the balance of ‘08, ‘09 and 2010?

<A – Natasha Roberts>: I did not take into account CapEx, other than when I spoke about 100 Light Street.

<Q – Anthony Paolone>: Okay. How should we think about that part of it?

<A>: I think the right number for CapEx over the balance of the year is probably in like the $7 million area. I think the rule of thumb for the portfolio is to think of it as roughly $0.15 a foot per year.  This year is obviously higher and next year is higher, because of you have got outlier situations like Light Street that pop up periodically.

<Q – Anthony Paolone>: Okay. And then, on the lease assigned in the quarter, do you cash on cash spread versus prior leases?

<A>: We do not have it in the supplement. So we would have to go back to prior supplements to recreate that.

<Q – Anthony Paolone>: Okay. And then, trying to incorporate what you talked about in terms of 514,000 square feet of lease that expired in the quarter without any renewals, but you did a lot of leasing in the quarter and then you talked about some of the progress you are making outlook. Do you have a sense of just, where occupancy trends the next few quarters when you net all that stuff out?

<A>: I think occupancy trends up a little bit, but then at the end of August, when Associates First lease comes off and then we have Raytheon going from a 100% occupied to 70 at the last day of the year. And I would like to give a clear number at June 30, but we have got roughly 1.5 million square feet of leases in the works right now and I would love it if they all came in by then, but they will not. Some of those will be in the occupancy number at June 30, some will not.

<Q – Anthony Paolone>: Okay.

<A>: But our expectation is when we get to year-end, occupancy in the portfolio is roughly where it is right now.

<Q – Anthony Paolone>: Okay. And then, just last question, Will. You mentioned there being more deal opportunities now than there was last quarter, and I think the year prior. It seems like a lot of the talk on conference calls this quarter is that people are expecting things to get a little bit better later in the year, but that the bid-ask spread is still pretty wide. What has changed in your market?  It seems like maybe you are seeing those deals a little bit sooner than others are?

<A – T. Wilson Eglin>: Well, we are looking right now, I would say, at roughly 100 million of acquisition business that looks like it is priced to a point where we would be interested in buying it. That is not a whole lot, but I think it is indicative that we might actually see a more active transactions market in the second half of the year. So, we are in no rush to take money out of the bank right now. Because we do think that it does get better over the balance of the year. So our expectation is that our investment activity will be mainly in the second half.

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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But we are starting to see the bid-ask spread narrow in the sort of part of the market where there have not been a lot of transactions closed. So I am optimistic about that. But again, we are not rushing to take cash out of the bank and put it to work.

<Q – Anthony Paolone>: Okay. Thank you.

Operator:  Thank you. [Operator Instructions] Our next question comes from the line of [inaudible].  Please proceed with your question.

<Q>: How are you guys doing? On the 22 million in CapEx on Light Street, can you break out what would be maintenance level CapEx?

<A – Natasha Roberts>: The majority of that number is really in the plaza redesign. The next largest portion of that would go to the lobby redesign and then the balance is we have got some HVAC work. We have roof replacements.  But the bulk of those dollars is going to the plaza and the lobby.

<Q>: Okay. Could you just explain the $60 million fee interest in the land? Does Lexington now own the land, or have rights to own the land?

<A>: Lexington now owns the land.

<Q>: Okay. And what is the gross basis in this property?  I think in the press release, it mentioned a 92 million net basis?

<A>: Right. It is 92 million if you add the 22 million in CapEx that we are talking about and that would bring it up to about $215 a square foot and then you have the 20 million for the garage.

<Q>: And that is all-inclusive in the 92 million?

<A>: No, the garage is a stand-alone facility across the street.

<A>: And the 22 million was pre-CapEx.

<Q>: Pre-CapEx, okay. And can you give a depreciation amount?  What the, I guess, the gross real estate is?

<A>: So, that 92 million is after, is on a net basis after depreciation. Because we had we had to write off all the lease costs. We had to write off 18.4 million in capitalize the above-market leases and we had to write off 11 million, roughly 11 million, in other lease intangibles and we had to write off approximately 16 million in our ground lease interest, since we no longer have a ground lease, we have a fee position.

<Q>: Okay.

<A>: So that 92 is after all those write-offs.

<Q>: Okay and what is the driving demand in the market for this space right now? What is so attractive about this particular property? I mean, what are you going for in your marketing strategy to get this leased up?

<A>: Well this is an iconic building in Baltimore. It is a fundamental part of the skyline. It is at the end of a very long-term lease and it needs to be ann asset that is spruced up and more actively managed. But I see no reason why, with the steps that we are taking, we cannot make it one of the top business addresses in Baltimore. It just needs some investment. But I think that the plan that

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
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we are putting in place, it will take some time, but I think we really turn this into a terrific building that people want to be in relative to the other choices for class A occupancy in downtown.

Baltimore is not a big user market. There are only about 25 users that lease more than 100,000 feet downtown, so we have some work to do. But we are on the path to great success, I think.

<Q>: And looking at the share repurchase program, have you completed any repurchases year-to-date?

<A>: We have not. We bought back a lot of stock last year and de-equitised the balance sheet as a result. So our preference right now is to preserve our liquidity, have ample cash on the balance sheet. We have been more interested in looking at repurchasing our debt, to the extent we can buy it in at an attractive enough discount.

<A>: Matt, just getting, I think Will meant after this first quarter. During the quarter, we did buy back about 1.1 million shares.

<A>: Most of which were early in the quarter.  It was disclosed in the 10-K

<Q>: Okay.

<A>: We have not bought anything else since we disclosed it in the 10-K.

<Q>: Okay. And could you give me some more color on the Concord, how that performed in the quarter? Maybe the underlying assets.

<A>: As expected, the significant loan payoff there was when we got paid off in the [inaudible] transaction, which we thought was a great outcome. Concord really did not want, did not make any new investments. So, I mean the portfolio is continuing to perform as we expected and generating the returns that we expected as well.

<A>: I mean from our standpoint and from our equity pickup, we had about $4 million of our equity in earnings came from Concord and that is after they took an impairment charge and debt a debt satisfaction gain that kind of wiped itself out.  So 4 million of our equity and earnings does come from Concord.

<Q>: Okay.

<A>: And they also took an additional, which we will see in the 10-Q that is going to be filed tomorrow, they took an additional $20 million write-down on their bonds.  But so they feel it is going to be collectible, but accounting requirements require them to mark it to market. So, that was another $20 million in the quarter.

<Q>: Okay. And I think that is it. Thanks, guys.

Operator:  Thank you. There are no further questions at this time. I would like to turn the call back over to management for closing comments.

T. Wilson Eglin, President, Chief Executive Officer and Chief Operating Officer

Thank you again for joining us this morning. We are very excited about our prospects for the remainder of the year and, as always, we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Lisa Soares, or you can find additional information on the company on our website at www.lxp.com. And, in addition, you may

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Lexington Realty Trust	LXP	Q1 2008 Earnings Call	May 8, 2008
Company ▲	Ticker▲	Event Type ▲	Date ▲

contact me or any other members of our senior management team with any questions that you have. Thank you and have a good day, everyone.

Operator:  This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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